Exhibit 10.1

MICROSOFT CORPORATION

2001 STOCK PLAN

(as amended and restated effective as of December 13, 2011)

1. Purpose of the Plan. The purposes of this Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of the Company’s business by aligning the financial interests of Employees and Consultants providing personal services to the Company or to any Parent or Subsidiary of the Company with long-term shareholder value.

Awards granted hereunder may be Incentive Stock Options, Nonqualified Stock Options, Stock Awards, or SARs, at the discretion of the Board and as reflected in the terms of the Award Agreement.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Award” shall mean any award or benefits granted under the Plan, including Options, Stock Awards, and SARs.

(b) “Award Agreement” shall mean a written or electronic agreement between the Company and the Awardee setting forth the terms of the Award.

(c) “Awardee” shall mean the holder of an outstanding Award.

(d) “Board” shall mean (i) the Board of Directors of the Company or (ii) both the Board and the Committee, if a Committee has been appointed in accordance with Section 4(a) of the Plan.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean the Compensation Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan, if one is appointed; provided, however, if the Board of Directors appoints more than one Committee pursuant to Section 4(a), then “Committee” shall refer to the appropriate Committee, as indicated by the context of the reference.

(g) “Common Shares” shall mean the common shares of Microsoft Corporation.

(h) “Company” shall mean Microsoft Corporation, a Washington corporation and any successor thereto.

(i) “Consultant” shall mean any person, except an Employee, engaged by the Company or any Parent or Subsidiary of the Company, to render personal services to such entity, including as an advisor.

(j) “Continuous Status as a Participant” shall mean (1) for Employees, the absence of any interruption or termination of service as an Employee, and (2) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or the occurrence of any termination event as set forth in such person’s Award Agreement. Continuous Status as a Participant shall not be considered interrupted (i) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence for which Continuous Status is not considered interrupted in accordance with the Company’s policies on such matters, and (ii) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company which has been authorized in writing by a Vice President of the Company prior to its commencement.

(k) “Conversion Options” shall mean the Options described in Section 6(c) of the Plan.

(l) “Employee” shall mean any person, including an officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Parent or Subsidiary of the Company. A person is on the payroll if he or she is paid from the payroll department of the Company, or any Parent or Subsidiary of the Company. Persons providing services to the Company, or to any Parent or Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, Parent, or Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services are not Employees for purposes of this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U. S. Department of Labor, or other person or entity as, common law employees of the Company, Parent, or Subsidiary, either solely or jointly with another person or entity.

(m) “Effective Date” shall mean January 1, 2001.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Incentive Stock Option” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(p) “Maximum Annual Participant Award” shall have the meaning set forth in Section 5(b).

(q) “Nonqualified Stock Option” shall mean an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” shall mean a stock option granted pursuant to Section 6 of the Plan.

(s) “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(t) “Participant” shall mean an Employee or Consultant.

(u) “Plan” shall mean this 2001 Stock Plan, including any amendments thereto.

(v) “Share” shall mean one Common Share, as adjusted in accordance with Section 14 of the Plan.

(w) “SAR” shall mean a stock appreciation right awarded pursuant to Section 8 of the Plan.

(x) “Stock Award” shall mean a grant of Shares or of a right to receive Shares or their cash equivalent (or both) pursuant to Section 7 of the Plan.

(y) “Subsidiary” shall mean (i) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (ii) in the case of a Nonqualified Stock Option, a Stock Award or an SAR, with the approval of the Board, Committee or other person authorized to administer the Plan in accordance with Section 4 of the Plan, a limited liability company, partnership or other entity in which the Company controls 50 percent or more of the voting power or equity interests.

3. Shares Subject to the Plan. Subject to the provisions of Sections 14 and 16 of the Plan, the maximum aggregate number of Shares (increased, proportionately, in the event of any stock split, stock dividend or similar event with respect to the Shares) which may be awarded and delivered under the Plan shall not exceed the sum of (a) any Shares available for future awards, as of the Effective Date, under the Microsoft Corporation 1991 Stock Option Plan, as amended (“1991 Stock Plan”) and (b) any Shares that are represented by awards under the 1991 Stock Plan which, after the Effective Date, are forfeited, expire, are cancelled without delivery of Shares, or otherwise result in the return of Shares to the Company, minus (c) 100,000,000 Shares (unadjusted for any stock split or stock dividend with respect to the Shares). The Shares may be authorized, but unissued, or reacquired Common Shares.

Subject to the provisions of the following sentence, if an Award should expire or become unexercisable for any reason without having been exercised in full, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. Notwithstanding anything to the contrary contained herein, any Awards of Options that are transferred to a third party pursuant to a program under which the holder of certain Options may transfer such Options to such third party in exchange for cash or other consideration, shall be removed from the Plan and the Shares subject to such Awards shall not be available for regrant under the Plan regardless of whether the transferred Options are exercised or expire without exercise.

4. Administration of the Plan.

(a) Procedure. The Plan shall be administered by the Board of Directors of the Company.

(i) The Board of Directors may appoint one or more Committees each consisting of not less than two members of the Board of Directors to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, such Committees shall continue to serve until otherwise directed by the Board of Directors.

(ii) From time to time the Board of Directors may increase the size of the Committee(s) and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

(iii) The Committee(s) appointed to administer the Plan on behalf of the Board of Directors may delegate its authority to administer the Plan to the extent provided in the charter for the Committee(s) or a resolution of the Board.

(b) Powers of the Board. Subject to the provisions of the Plan, the Board shall have the authority, in its discretion: (i) to grant Incentive Stock Options, Nonqualified Stock Options, Stock Awards, and SARs; (ii) to determine, in accordance with Section 11(b) of the Plan, the fair market value of the Shares; (iii) to determine, in accordance with Section 11(a) of the Plan, the exercise price per share of Awards to be granted; (iv) to determine the Participants to whom, and the time or times at which, Awards shall be granted and the number of Shares to be represented by each Award; (v) to interpret the Plan and the terms of Awards; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan; including the form of Award Agreement, and manner of acceptance of an Award, (vii) to determine the terms and provisions of each Award to be granted (which need not be identical) and, with the consent of the Awardee, modify or amend any Award; (viii) to authorize conversion or substitution under the Plan of any or all Conversion Options; (ix) to accelerate or defer (with the consent of the Awardee) the vesting or exercise date of any Award; (x) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Board; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan; provided that, no consent of an Awardee is necessary under clauses (vii) or (ix) if the modification, amendment, acceleration, or deferral, in the reasonable judgment of the Board confers a benefit on the Awardee, or is made pursuant to an adjustment in accordance with Section 14.

The Board may, but need not, determine that an award shall vest or be granted subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Compensation Committee of the Board and will be designed to support the business strategy, and align executives’ interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m), performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, return on assets or return on investments, working capital, product shipments or releases, brand or product recognition or acceptance and/or stock price. These criteria may be measured: individually, alternatively or in any combination; with respect to the Company, a subsidiary, division, business unit, product line, product or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions or divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

(c) Effect of Board’s Decision. All decisions, determinations, and interpretations of the Board shall be final and binding on all Participants and Awardees.

5. Eligibility.

(a) Awards may be granted to Participants and to persons to whom offers of employment as an Employee have been extended; provided that Incentive Stock Options may only be granted to Employees. For avoidance of doubt, directors are not eligible to participate in the Plan unless they are Employees or Consultants.

(b) The maximum number of Shares with respect to which an Award or Awards may be granted to any Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 20,000,000 Common Shares for Options or SARs, or 5,000,000 shares for Stock Awards (increased, in both cases proportionately, in the event of any stock split, stock dividend or similar event with respect to the Shares). If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a Share cancels the tandem SAR or Option right, respectively, with respect to each Share, the tandem Option and SAR rights with respect to each Share shall be counted as covering but one Share for purposes of the Maximum Annual Participant Award.

6. Options.

(a) Each Option shall be designated in the written or electronic option agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate fair market value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(b) For purposes of Section 6(a), Options shall be taken into account in the order in which they were granted, and the fair market value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(c) Options converted or substituted under the Plan for any or all outstanding stock options and stock appreciation rights held by employees, consultants, advisors or other option holders granted by entities subsequently acquired by the Company or a subsidiary or affiliate of the Company (“Conversion Options”) shall be effective as of the close of the respective mergers into, or acquisitions of such entities by, the Company or a subsidiary or affiliate of the Company; provided that such Conversion Options may not be exercised during any periods that may be specified by the Company immediately following the close of the merger or acquisition necessary to ensure compliance with applicable law. The Conversion Options may be Incentive Stock Options or Nonqualified Stock Options, as determined by the Committee; provided, however, that stock appreciation rights in the acquired entity shall only be converted to or substituted with Nonqualified Stock Options. The Conversion Options shall be options to purchase the number of Common Shares determined by multiplying the number of shares of the acquired entity’s common stock underlying each such stock option or stock appreciation right immediately prior to the closing of such merger or acquisition by the number specified in the applicable merger or acquisition agreement for conversion of each share of such entity’s common stock to a Common Share (the “Merger Ratio”), rounded down to the closest whole share. Such Conversion Options shall be exercisable at an exercise price per Common Share (increased to the nearest whole cent) equal to the exercise price per share of the acquired entity’s common stock under each such stock option or stock appreciation right immediately prior to closing divided by the Merger Ratio. No fractional Common Shares will be issued upon exercise of Conversion Options. In lieu of such issuance, the Common Shares issued pursuant to each such exercise shall be rounded to the closest whole Share. Conversion Options may be granted and exercised without the issuance of an Award Agreement.

7. Stock Awards.

(a) Stock Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will offer a Stock Award, it will advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Awardee shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept the offer. The offer shall be accepted by execution of an Award Agreement in the manner determined by the Committee; provided that Shares may be issued to an Awardee under a fully vested Stock Award without the issuance of an Award Agreement.

(b) Unless the Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Common Shares underlying such Stock Award upon the Awardee ceasing to be a Participant. To the extent that the Awardee purchased the Shares granted under such Stock Award and any such Shares remain non-vested at the time the Awardee ceases to be a Participant, the cessation of Participant status shall cause an immediate sale of such non-vested Shares to the Company at the original price per Common Share paid by the Awardee.

8. SARs.

(a) The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Awardees. The Committee is authorized to grant both tandem stock appreciation rights (“Tandem SARs”) and stand-alone stock appreciation rights (“Stand-Alone SARs”) as described below.

(b) Tandem SARs.

(i) Awardees may be granted a Tandem SAR, exercisable upon such terms and conditions as the Committee shall establish, to elect between the exercise of the underlying Section 6 Option for Common Shares or the surrender of the Option in exchange for a distribution from the Company in an amount equal to the excess of (A) the fair market value (on the Option surrender date) of the number of Shares in which the Awardee is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such vested Shares.

(ii) No such Option surrender shall be effective unless it is approved by the Committee, either at the time of the actual Option surrender or at any earlier time. If the surrender is so approved, then the distributions to which the Awardee shall become entitled under this Section 8(b) may be made in Common Shares valued at fair market value on the Option surrender date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(iii) If the surrender of an Option is not approved by the Committee, then the Awardee shall retain whatever rights he or she had under the surrendered Option (or surrendered portion thereof) on the Option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the Option is otherwise exercisable in accordance with the terms of the instrument evidencing such Option, but in no event may such rights be exercised more than ten (10) years after the date of the Option grant.

(c) Stand-Alone SARs.

(i) An Awardee may be granted a Stand-Alone SAR not tied to any underlying Option under Section 6 of the Plan. The Stand-Alone SAR shall cover a specified number of Common Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate fair market value (on the exercise date) of the Common Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Common Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the fair market value per underlying Common Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Common Shares valued at fair market value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

(d) The Common Shares underlying any SARs exercised under this Section 8 shall not be available for subsequent issuance under the Plan.

9. Term of Plan. The Plan shall become effective as of the Effective Date. It shall continue in effect until terminated under Section 17 of the Plan.

10. Term of Award; Limitations on Vesting and Repricing.

(a) The term of each Award shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

(b) Each Award shall vest over a period of not less than three (3) years from the date of grant, provided that Awards covering up to 50,000,000 shares (increased, proportionately, in the event of any stock split, stock dividend or similar event) may be granted without regard to the 3-year vesting restriction; provided further, that Conversion Options and awards that are granted or vest based on performance goals or that vest in less than three (3) years based on death, disability, or retirement shall not count toward the limit of this Section 10(b).

(c) No Award may be repriced, replaced, regranted through cancellation, or modified without approval of the shareholders of the Company (except in connection with an adjustment pursuant to Section 14) if the effect would be to reduce the exercise price for the Shares underlying such Award.

11. Exercise Price and Consideration.

(a) The per Share exercise price under each Award shall be such price as is determined by the Board, subject to the following:

(i) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the fair market value per Share on the date of grant.

(B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the fair market value per Share on the date of grant.

(ii) Except for Conversion Options under Section 6(c), the per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than seventy-five percent (75%) of the fair market value per Share on the date of grant. Notwithstanding the foregoing (or any other provision of the Plan), Options and SARs that are granted to Employees who are non-exempt for purposes of the FLSA, shall satisfy the requirements for exclusion from regular rate of pay for purposes of the FLSA and shall have an exercise price that is at least eighty-five percent (85%) of the fair market value of the underlying Shares at the time of grant; furthermore, such Options or SARs shall not be exercisable within the six (6) month period immediately following the date of grant, except, if so provided in the Award Agreement, in the event of the Awardee’s death, disability, or retirement, upon a change in corporate control of the Company, or under such other circumstances as are permitted under the FLSA or rules and regulations thereunder.

(iii) The maximum aggregate number of Shares underlying all Nonqualified Stock Options and SARs with a per Share exercise price of less than fair market value on any grant date that may be granted under this Plan is 50,000,000 Shares (increased, proportionately, in the event of any stock split, or stock dividend or similar event with respect to the Shares); provided that Conversion Options shall not count against the limit of this Section 11(a)(iii).

(b) The fair market value per Share shall be the closing price per share of the Common Share on the Nasdaq Stock Market (“Nasdaq”) on the date of grant. If the Shares cease to be listed on Nasdaq, the Board shall designate an alternative method of determining the fair market value of the Shares.

(c) The consideration to be paid for the Shares to be issued upon exercise of an Award, including the method of payment, shall be determined by the Board at the time of grant and may consist of cash and/or check. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds necessary to pay the exercise price. If the Awardee is an officer of the Company within the meaning of Section 16 of the Exchange Act, the officer may, in addition, be allowed to pay all or part of the purchase price with Shares which, as of the exercise date, the officer has owned for six (6) months or more. If the Awardee is a participant in the 1998 Microsoft Corporation Stock Option Gain And Bonus Deferral Program, he may in addition be allowed to pay all or part of the purchase price of any deferred Option with Shares. Shares used by officers to pay the exercise price shall be valued at their fair market value on the exercise date.

(d) Prior to issuance of the Shares upon exercise of an Award, the Awardee shall pay any federal, state, and local income and employment tax withholding obligations applicable to such Award. If an Awardee is an officer of the Company within the meaning of Section 16 of the Exchange Act, he may elect to pay such withholding tax obligations by having the Company withhold Shares having a value equal to the amount required to be withheld, and any Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall equal the fair market value of the Shares on the day the Award is exercised. The right of an officer to dispose of Shares to the Company in satisfaction of withholding tax obligations shall be deemed to be approved as part of the initial grant of an Award, unless thereafter rescinded, and shall otherwise be made in compliance with Rule 16b-3 and other applicable regulations, and any Award under the Plan may permit or require that such withholding tax obligations be paid by having the Company withhold Shares having a value equal to the amount required to be withheld.

12. Exercise of Award.

(a) Procedure for Exercise; Rights as a Shareholder. Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Board at the time of grant, and as shall be permissible under the terms of the Plan.

An Award may not be exercised for a fraction of a Share.

An Award shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 11(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 6(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 14 of the Plan.

Exercise of an Award in any manner and delivery of the Shares subject to such Award shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Award is exercised.

(b) Termination of Status as a Participant. In the event of termination of an Awardee’s Continuous Status as a Participant, such Awardee may exercise his or her rights under any outstanding Awards to the extent exercisable on the date of termination (but in no event later than the date of expiration of the term of such Award as set forth in the Award Agreement). To the extent that the

Awardee was not entitled to exercise his or her rights under such Awards at the date of such termination, or does not exercise such rights within the time specified in the individual Award Agreements, the Awards shall terminate, except as otherwise may be provided in the Award Agreement.

(c) Disability of Awardee. Notwithstanding the provisions of Section 12(b) above, in the event of termination of an Awardee’s Continuous Status as a Participant as a result of total and permanent disability (i.e., by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of twelve (12) months): (i) the Awardee is unable to engage in any substantial gainful activity, or (ii) the Awardee has received income replacement benefits for at least three months under an accident and health plan covering Company employees):

(i) Any outstanding but unvested Stock Award shall become immediately vested (unless otherwise provided in the Award Agreement); and

(ii) Any outstanding Option or SAR shall vest, but only to the extent of the vesting that would have occurred had the Awardee remained in Continuous Status as a Participant for a period of twelve (12) months after the date on which the Participant ceased performing services as a result of the total and permanent disability. An Option or SAR that is vested pursuant to this Section 12(c) must be exercised within eighteen (18) months (or such shorter time as is specified in the grant) from the date on which the Participant ceased performing services as a result of the total and permanent disability (but in no event later than the date of expiration of the term of such Option or SAR as set forth in the Award Agreement). To the extent that the Awardee was not entitled to exercise such Option or SAR within the time specified herein, the Award shall terminate. This Section 12(c) shall only apply to a Conversion Option to the extent provided in the Award Agreement for the Conversion Option.

(d) Death of Awardee. Notwithstanding the provisions of Section 12(b) above, in the event of the death of an Awardee:

(i) who is at the time of death a Participant with an outstanding Stock Award, all unvested shares under any outstanding Awards shall become immediately vested (unless otherwise provided in the Award Agreement). Such shares may be claimed by the Awardee’s estate or by a person who acquired the right to the shares by bequest or inheritance within twelve (12) months following the date of death. Any right to shares not claimed within twelve (12) months from the date of death shall be canceled.

(ii) who is at the time of death a Participant with an outstanding Option or SAR, the Option or SAR will vest, but only to the extent of the vesting that would have occurred had the Awardee continued living and remained in Continuous Status as a Participant twelve (12) months following the date of death. An Option or SAR that is vested pursuant to this Section 12(d)(i) may be exercised, at any time within twelve (12) months following the date of death, by the Awardee’s estate or by a person who acquired the right to exercise the Award by bequest or inheritance; or

(iii) whose Option or SAR has not yet expired but whose Continuous Status as a Participant terminated prior to the date of death, the Option or SAR may be exercised, at any time within twelve (12) months following the date of death, by the Awardee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that had vested at the date of termination.

This Section 12(d) shall only apply to a Conversion Option to the extent provided in the Award Agreement for the Conversion Option.

(e) Notwithstanding subsections (b), (c), and (d) of this Section 12, the Board shall have the authority to extend the expiration date of any outstanding Option in circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Award beyond the date on which the Award would have expired if no termination of the Employee’s Continuous Status as a Participant had occurred).

13. Non-Transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee; provided that the Board may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

14. Adjustments to Shares Subject to the Plan. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Award, (iv) the maximum aggregate number of Shares underlying all Nonqualified Stock Options and SARs with a per Share exercise price of less than fair market value on any grant date that may be granted under the Plan, and (v) the maximum aggregate number of Shares underlying all Awards with a vesting period of less than three years. The Board may also make adjustments described in (i)-(v) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 14, the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. For purposes of this Section 14, conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

In the event of the proposed dissolution or liquidation of the Company, the Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Board and give each Awardee the right to exercise an Award as to all or any part of the Shares subject to an Award, including Shares as to which the Award would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the Award or to substitute an equivalent award, in which case the Board shall, in lieu of such assumption or substitution, provide for the Awardee to have the right to exercise the Award as to all of the Shares subject to Awards, including Shares as to which the Award would not otherwise be exercisable. If the Board makes an Award fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Awardee that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award will terminate upon the expiration of such period.

15. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the grant, exercise or vesting of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

16. Substitutions and Assumptions. The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. The number of Shares reserved pursuant to Section 3 may be increased by the corresponding number of Awards assumed and, in the case of a substitution, by the net increase in the number of Shares subject to Awards before and after the substitution.

17. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable (including, but not limited to amendments which the Board deems appropriate to enhance the Company’s ability to claim deductions related to stock option exercises); provided that any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 14 of the Plan, and any amendment described in Section 10(c) of the Plan, shall require approval of or ratification by the shareholders of the Company.

(b) Participants in Foreign Countries. The Board shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(c) Effect of Amendment or Termination. Except as otherwise provided in Sections 4 and 14, any such amendment or termination of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Awardee and the Board, which agreement must be in writing and signed by the Awardee and the Company.

18. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

20. No Employment/Service Rights. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining such person), or of any Participant or Awardee, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause.

*	All share numbers in the Plan reflect the 2-for-1 stock split effected February 2003.